Exhibit 99.1

Dollar Tree Makes Commitment TO DIVEST AS MANY
STORES AS REQUIRED FOR ANTITRUST APPROVAL

Dollar Tree, Inc. Announces Amended Merger Agreement to Acquire Family Dollar Stores, Inc.

Expected Timing to Close Transaction Accelerates to as Early as End of November 2014

CHESAPEAKE, VA and MATTHEWS, NC - September 5, 2014 - Dollar Tree, Inc. (NASDAQ: DLTR), the nation’s leading operator of discount variety stores selling everything for $1 or less, and Family Dollar Stores, Inc. (NYSE: FDO), a leading national discount retailer offering name brands and quality, private brand merchandise, today announced that the two companies have amended their merger agreement to include a commitment by Dollar Tree to divest as many stores as necessary or advisable to obtain antitrust clearance for the previously announced cash and stock transaction. All other terms and conditions of the merger agreement remain the same as announced on July 28, 2014.

The two companies also announced today that their expectations for a closing date for the transaction have accelerated to as early as the end of November 2014.

Lastly, the two companies disclosed that they expect the Federal Trade Commission (“FTC”) to issue a “second request” for additional information on September 8, 2014. The “second request” was expected and the companies are confident that regulatory approval will be obtained.

Bob Sasser, Dollar Tree’s Chief Executive Officer, stated, “Dollar Tree is committed to working hard to complete our acquisition of Family Dollar as quickly as possible. Our amended agreement is clearly superior to Dollar General’s revised proposal based on antitrust risk, deal certainty and time value of money. Unlike Dollar General, we expect to be required to divest few, if any, stores because our business model is significantly different from Family Dollar’s model. Our product assortment and pricing is not driven by local competition, and we have very limited store overlap. As evidence of our confidence in and commitment to closing this transaction without delay, we are amending our merger agreement to provide for a commitment to divest as many stores as necessary to obtain antitrust clearance.”

“Dollar Tree and Family Dollar continue to have productive discussions with the FTC,” continued Mr. Sasser, “and despite the anticipated second request from the FTC, we remain confident in our ability to complete our transaction with Family Dollar by as early as the end of November 2014 and deliver expeditiously the closing certainty and substantial value that this transaction provides to both companies’ shareholders, customers and employees. We will continue to work hard to complete our acquisition of Family Dollar as quickly as possible.”

Under the terms of the agreement announced on July 28, 2014, Family Dollar shareholders will receive $59.60 in cash and $14.90 equivalent in Dollar Tree shares for each common share of Family Dollar owned, subject to a collar. At closing, Family Dollar shareholders would own no less than 12.7% and no more than 15.1% of the outstanding common stock of Dollar Tree.

J.P. Morgan Securities LLC is acting as exclusive financial advisor to the board of directors of Dollar Tree, and J.P. Morgan Chase Bank, N.A., Wells Fargo Bank, National Association, Bank of America, N.A., Royal Bank of Canada and U.S. Bank, National Association, and certain of their affiliates have committed to provide financing for the transaction. Wachtell, Lipton, Rosen & Katz and Williams Mullen are acting as legal counsel to Dollar Tree in connection with the transaction. Morgan Stanley & Co. LLC is acting as exclusive financial advisor to the board of directors of Family Dollar in connection with the transaction. Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel to Family Dollar.

About Dollar Tree, Inc.
Dollar Tree, Inc., a Fortune 500 Company, operated 5,166 stores in 48 states and five Canadian Provinces as of August 2, 2014, with total retail selling square footage of 44.8 million. To learn more about the Company, visit www.DollarTree.com.

About Family Dollar Stores, Inc.
Family Dollar Stores, Inc., a Fortune 500 Company, offers a mix of name brands and quality, private brand merchandise appeals to shoppers in more than 8,200 stores in rural and urban settings across 46 states. For more information, please visit www.FamilyDollar.com.

Investors/Media Contacts:
Dollar Tree Contacts:                    Family Dollar Contacts:
Investors:                            Investors:
Randy Guiler                        Kiley F. Rawlins, CFA
Dollar Tree, Inc.                        Family Dollar Stores, Inc.
rguiler@dollartree.com                    krawlins@familydollar.com
(757) 321-5284                        (704) 708-2858

Media:                            Media:
Debbie Miller / Nathaniel Garnick                Matthew Sherman / Jamie Moser / Averell Withers
Sard Verbinnen & Co                    Joele Frank, Wilkinson Brimmer Katcher
(212) 687-8080                        (212) 355-4449
Important Information for Investors and Stockholders
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed merger between Dollar Tree and Family Dollar, on August 11, 2014, Dollar Tree filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 that included a preliminary proxy statement of Family Dollar that also constitutes a prospectus of Dollar Tree. The registration statement has not yet become effective. After the registration statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to stockholders of Family Dollar. INVESTORS AND SECURITY HOLDERS OF FAMILY DOLLAR ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE MERGER THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. Investors and security holders will be able to obtain free copies of the registration statement and the definitive proxy statement/prospectus (when available) and other documents filed with the SEC by Dollar Tree and Family Dollar through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Dollar Tree will be available free of charge on Dollar Tree’s internet website at www.DollarTree.com under the heading “Investor Relations” and then under the heading “Download Library” or by contacting Dollar Tree’s Investor Relations Department at 757-321-5284. Copies of the documents filed with the SEC by Family Dollar will be available free of charge on Family Dollar’s internet website at www.FamilyDollar.com under the heading “Investor Relations” and then under the heading “SEC Filings” or by contacting Family Dollar’s Investor Relations Department at 704-708-2858.
Participants in the Solicitation
Dollar Tree, Family Dollar, and their respective directors, executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies from the holders of Family Dollar common stock in respect of the proposed merger between Dollar Tree and Family Dollar. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in favor of the proposed merger are set forth in the proxy statement/prospectus filed with the SEC. You can also find information about Dollar Tree’s and Family Dollar’s directors and executive officers in their respective definitive proxy statements filed with the SEC on May 12, 2014 and December 6, 2013, respectively. You can obtain free copies of these documents from Dollar Tree or Family Dollar using the contact information above.
Forward Looking Statements

Certain statements contained herein are “forward-looking statements” that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and information about our current and future prospects and our operations and financial results are based on currently available information. Various risks, uncertainties and other factors could cause actual future results and financial performance to vary significantly from those anticipated in such statements. The forward looking statements contained herein include assumptions about our operations, such as cost controls and market conditions, and certain plans, activities or events which we expect will or may occur in the future and relate to, among other things, the business combination transaction involving Dollar Tree and Family Dollar, the financing of the proposed transaction, the benefits, results, effects, timing and certainty of the proposed transaction, future financial and operating results, expectations concerning the antitrust review process for the proposed transaction and the combined company’s plans, objectives, expectations (financial or otherwise) and intentions.

Risks and uncertainties related to the proposed merger include, among others: the risk that Family Dollar’s stockholders do not approve the merger; the risk that the merger agreement is terminated as a result of a competing proposal, the risk that regulatory approvals required for the merger are not obtained on the proposed terms and schedule or are obtained subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the merger are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the merger; uncertainties as to the timing of the merger; competitive responses to the proposed merger; response by activist stockholders to the merger; costs and difficulties related to the integration of Family Dollar’s business and operations with Dollar Tree’s business and operations; the inability to obtain, or delays in obtaining, the cost savings and synergies contemplated by the merger; uncertainty of the expected financial performance of the combined company following completion of the proposed transaction; the calculations of, and factors that may impact the calculations of, the acquisition price in connection with the proposed transaction and the allocation of such acquisition price to the net assets acquired in accordance with applicable accounting rules and methodologies; unexpected costs, charges or expenses resulting from the merger; litigation relating to the merger; the outcome of pending or potential litigation or governmental investigations; the inability to retain key personnel; and any changes in general economic and/or industry specific conditions. Consequently, all of the forward-looking statements made by Dollar Tree or Family Dollar, in this and in other documents or statements are qualified by factors, risks and uncertainties, including, but not limited to, those set forth under the headings titled “A Warning About Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in Dollar Tree’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, Family Dollar’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, Dollar Tree’s Quarterly Reports on Form 10-Q for the quarters ended May 3, 2014 and August 2, 2014, Family Dollar’s Quarterly Report on Form 10-Q for the quarter ended May 31, 2014, and other reports filed by Dollar Tree and Family Dollar with the SEC, which are available at the SEC’s website http://www.sec.gov.

Please read our “Risk Factors” and other cautionary statements contained in these filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Dollar Tree and Family Dollar, undertake no obligation to update or revise any forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law. As a result of these risks and others, actual results could vary significantly from those anticipated herein, and our financial condition and results of operations could be materially adversely affected.